Exhibit 10(i)
SECOND AMENDMENT
TO
EATON SUPPLEMENTAL RETIREMENT PLAN
The Eaton Supplemental Retirement Plan, presently maintained under a document effective as of January 1, 2013 (the “Plan”), is hereby amended in the respects hereinafter set forth.
1.Effective as of November 1, 2023, by substituting the phrase “Retirement and Investment Committee” for the phrase “Pension Administration Committee” where the latter appears in the definition of “Committee” in Article I of the Plan.
2.Effective as of November 1, 2023, by deleting the definition of “Pension Investment Committee” where it appears in Article I of the Plan.
3.Effective January 1, 2023, by replacing the fourth sentence of Section 2.2 of the Plan with the following:
“If a Participant fails to properly designate a Beneficiary in accordance with this Section 2.2, then his Beneficiary shall be determined in accordance with the terms of Section 2.1(iii) of the ESP.”
4.Effective as of November 1, 2023, by substituting the phrase “Committee” for the phrase “Pension Investment Committee” wherever the latter appears in Article IV of the Plan.
5.Effective as January 1, 2023, by substituting the phrase “Eaton Corporation Retirement Appeals Committee” for the phrase “Committee” wherever the latter appears in the second and fourth sentences of Section 6.3 of the Plan.
6.Effective as of January 1, 2023, by adding the attached Supplemental Addendum Re: Excess Transitional Pay Credit to the Plan immediately following the Supplemental Addendum Re: Cooper Legacy Benefit thereof.

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IN WITNESS WHEREOF, the Retirement and Investment Committee has caused this amendment to be executed at Cleveland, Ohio on this _21_ day of December 2023 by the undersigned duly authorized person.
RETIREMENT AND INVESTMENT COMMITTEE

By:
Title:

SUPPLEMENTAL ADDENDUM RE:
EXCESS TRANSITIONAL PAY CREDIT
The following provisions shall apply with respect to any Excess Transitional Pay Credit (as defined below) to the Account of a TP-Eligible Participant (as defined below) and shall supersede any corresponding provision of the Plan which conflicts with the provisions of this Supplemental Addendum.
Eligibility. Participation under this Supplemental Addendum is limited to those employees of the Controlled Group (each, a “TP-Eligible Participant”) who (a) are eligible to receive Transitional Pay Contributions (as defined in the ESP) under the ESP pursuant to and in accordance with the eligibility criteria applicable under the ESP, and (b) whose Transitional Pay Contributions under the ESP are limited by reason of (i) Section 401(a)(17) of the Code and/or Section 415 of the Code, and/or (ii) the deferral of certain income which, but for the deferral, would be included in the definition of “Retirement Compensation” under the ESP.
Credit. With respect to each payroll period during the Transition Period (as defined in the ESP), there shall be credited to each TP-Eligible Participant’s Account under the Plan an amount (an "Excess Transitional Pay Credit") equal to the excess, if any, of:
(a)the Transitional Pay Contribution that would have been made under the ESP on behalf of the TP-Eligible Participant with respect to such payroll period if (i) the limitations imposed by Sections 401(a)(17) of the Code and Section 415 of the Code did not apply, and (ii) the definition of “Retirement Compensation” used in the ESP included the TP-Eligible Participant’s voluntary deferrals of compensation under the Eaton Corporation Deferred Incentive Compensation Plan II (or its successor), over
(b)the Transitional Pay Contribution actually made under the ESP on behalf of the TP-Eligible Participant with respect to such payroll period.
Each Excess Transitional Pay Credit shall at all times be subject to the terms and conditions of the Plan, except as specifically set forth in this Supplemental Addendum.
Vesting. The portion of each TP-Eligible Participant’s Account attributable to Excess Transitional Pay Credits (as adjusted for crediting of gains, earnings and losses) shall become vested at the same time, to the same extent and under the same circumstances as such TP-Eligible Participant’s Transitional Pay Contribution Account (as defined in the ESP) becomes vested under the ESP.
Forfeiture. The unvested portion of each TP-Eligible Participant’s Account attributable to Excess Transitional Pay Credits (as adjusted for crediting of gains, earnings and losses) shall be forfeited automatically without further action or notice upon the Separation from Service of such TP-Eligible Participant.
Duration. No further Excess Transitional Pay Credits shall be made under the Plan with respect to any payroll period after the expiration of the Transition Period (as defined in the ESP).
Withholding of Taxes. For purposes of clarity, the authority of a Controlled Group member under Sections 8.9(a) and (b) of the Plan to withhold required taxes with respect to payments made and benefits credited under the Plan shall apply equally to payments made and benefits credited in accordance with this Supplemental Addendum.